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                                                                                                                         EXHIBIT 12


                                                 RATIO OF EARNINGS TO FIXED CHARGES

                                                        GARDNER DENVER, INC.
                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       (DOLLARS IN THOUSANDS)


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                                                    FOR THE THREE
                                                     MONTHS ENDED
                                                       MARCH 31,                            YEAR ENDED DECEMBER 31,
                                                   ----------------    -------------------------------------------------------------
                                                         2005               2004        2003         2002        2001        2000
                                                   ----------------    -------------------------------------------------------------
Earnings:
  Income before income taxes                              $ 14,703         52,286       30,358      28,827      34,683       29,894
  Plus:
    Fixed Charges                                            4,947         12,704        6,019       7,483       7,789        8,486
                                                   ----------------    ---------------------------------- --------------------------

    Total                                                 $ 19,650         64,990       36,377      36,310      42,472       38,380
                                                   ================    =============================================================

Fixed Charges:
  Interest expense incl. amortization of debt
    expense                                               $  4,033         10,102        4,748       6,365       6,796        7,669
  Rentals-portion representative of interest                   914          2,602        1,271       1,118         993          817
                                                   ----------------    -------------------------------------------------------------

    Total                                                 $  4,947         12,704        6,019       7,483       7,789        8,486
                                                   ================    ============================================================

Ratio of earnings to fixed charges                             4.0            5.1          6.0         4.9         5.5          4.5
                                                   ================    =============================================================
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